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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                               (Amendment No. 8)


                             VIRTUALFUND.COM, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  517919 10 6
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               September 24, 1999
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1(b)

         [ ] Rule 13d-1(c)

         [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

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-------------------------
  CUSIP No. 517919 10 6             13G
-------------------------

--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

     Lawrence J. Lukis
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
     Not Applicable
                                                                      (b) [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
                               5    SOLE VOTING POWER

                                    598,072
            NUMBER OF          -------------------------------------------------
              SHARES           6    SHARED VOTING POWER
           BENEFICIALLY
             OWNED BY               99,000
               EACH            -------------------------------------------------
            REPORTING          7    SOLE DISPOSITIVE POWER
              PERSON
              WITH:                 598,122
                               -------------------------------------------------
                               8    SHARED DISPOSITIVE POWER

                                    99,000
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     697,122
--------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     Not Applicable
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     4.4%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     IN.
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

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Item 1.

     (a)  Name of Issuer

          VIRTUALFUND.COM, INC.

     (b)  Address of Issuer's Principal Executive Offices

          7090 Shady Oak Road
          Eden Prairie, MN 55344

Item 2.

     (a)  Name of Person Filing

          Lawrence J. Lukis

     (b)  Address of Principal Business Office or, if none, Residence

          3250 Fox Street
          Long Lake, MN 55356

     (c)  Citizenship

          United States

     (d)  Title of Class of Securities

          COMMON STOCK

     (e)  CUSIP Number

          517919 10 6

Item 3. If this statement is filed pursuant to ss.ss. 240.13d 1(b) or 240.13d 2(b) or (c), check whether the person filing is a:

          Not Applicable

Item 4. Ownership

     (a)  Amount Beneficially Owned

          697,122

     (b)  Percent of Class

          4.4%

     (c)  Number of shares as to which such person has:

          (i)  Sole power to vote or to direct the vote

               598,122

          (ii) Shared power to vote or to direct the vote

               99,000

         (iii) Sole power to dispose or to direct the disposition of

               598,122

          (iv) Shared power to dispose or to direct the disposition of

               99,000

Item 5.  Ownership of Five Percent or Less of a Class

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X]

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         Not Applicable

Item 8.  Identification and Classification of Members of the Group

         Not Applicable

Item 9.  Notice of Dissolution of Group

         Not Applicable

Item 10. Certification

         Not Applicable


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                   /s/ September 25, 1999
                                             --------------------------------
                                                           Date

                                                   /s/ Lawrence J. Lukis
                                             --------------------------------
                                                        Signature

                                                     Lawrence J. Lukis
                                             --------------------------------
                                                        Name/Title

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss. 240.13d-7 for other parties for whom copies are to be sent.

     Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)